Exhibit 3.3

[SEAL]	ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov
	In the office of	Document Number 20100584371-71
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
	ROSS MILLER Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/29/2010 12:17 PM
Entity Number E0311552010-7

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.  Name of corporation:

Dalian Seafood Enterprises Inc.

2.  The articles have been amended as follows: (provide article numbers, if available)

3.  Authorized Stock:  Number of Shares with Par Value: 75,000,000. Par value per share: .001

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise a least majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:   100%

4.  Effective date of filing: (optional)

5.  Signature (required)

X  ZHIHUA ZHANG
Signature of Officer
Zhihua Zhang, President
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in additional to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.